UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials under Rule 14a-12

MAKEUP.COM LIMITED
(Name of Registrant As Specified in Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or Form or Schedule and the date of its filing.

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MAKEUP.COM LIMITED
3416 Via Lido, Suite F
Newport Beach, California 92663

_____________, 2008

Dear Fellow Shareholder,

On behalf of the board of directors and management of Makeup.com Limited, I would like to cordially invite you to attend a special meeting of the shareholders to be held on [ • ], the [ • ]th day of [ • ], 2008, at 10:00 a.m. Pacific Standard Time, at the offices of Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024.  Our board of directors has fixed the close of business on [ • ], the [ • ]th day of [ • ], 2008, as the record date.  Only shareholders who hold shares of our common stock on the record date will be entitled to receive notice of, and to vote at, the special meeting, or any adjournments or postponements thereof.

The matter to be considered and voted upon is more fully set forth in the accompanying notice of special meeting and proxy statement.  Your vote is very important to us, and whether or not you plan to attend the special meeting we ask that you please take the time to read the accompanying proxy statement and promptly complete, date, sign and return your proxy card, which you may revoke at any time prior to its use.  If you are unable to attend the special meeting, your shares will be voted in accordance with your proxy.  If you do attend the special meeting, and I hope you will, you may revoke the proxy and vote your shares in person.

Thank you for your investment in Makeup.com Limited

Very truly yours,

Robert E. Rook
Chief Executive Officer

MAKEUP.COM LIMITED
3416 Via Lido, Suite F
Newport Beach, California 92663

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On [ • ] [ • ], 2008

[ • ] [ • ], 2008

To the Shareholders of Makeup.com Limited:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (“Special Meeting”) of Makeup.com Limited, a Nevada corporation (“we”, “us”, “our”, or, the “company”), will be held on [ • ], the [ • ]th day of [ • ], 2008, at 10:00 a.m. Pacific Standard Time at the offices of Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024.

The purpose of the meeting is to consider and vote upon a proposal to reverse split the outstanding shares of our common stock so that each shareholder will receive 1 share for every 20 shares owned.

No business shall be transacted at the Special Meeting other than as set forth herein.

Our board of directors has fixed the close of business on [ • ], the [ • ]th day of [ • ], 2008, as the record date for determining shareholders entitled to receive notice of, and to vote at, the Special Meeting, or any adjournments or postponements thereof.

All shareholders of the Company as of the record date are cordially invited to attend the Special Meeting in person.  It is very important that your shares be represented at the Special Meeting.  To ensure that your vote will be counted a proxy and postage-paid envelope have been enclosed with this Notice of Special Meeting and proxy statement.  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO PLEASE, AS PROMPTLY AS POSSIBLE, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.  YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.  IF YOU ATTEND THE SPECIAL MEETING YOU MAY REVOKE YOUR PROXY, IF YOU SO DESIRE, AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

Munjit Johal,
Secretary

PROXY STATEMENT FOR SPECIAL MEETING
OF THE SHAREHOLDERS OF

MAKEUP.COM LIMITED
3416 Via Lido, Suite F
Newport Beach, California 92663

This proxy statement is first being furnished on or about [ • ] [ • ], 2008 by Makeup.com Limited to the shareholders of record of our common shares, $0.001 par value, as of the close of business on [ • ] [ • ], 2008.  The proxy accompanying this proxy statement is being solicited on behalf of our board of directors.

Record Date, Voting Securities, Quorum and Voting Tabulation

Our board of directors has fixed the close of business on [ • ] [ • ], 2008 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting, or any adjournments or postponements thereof.  As of the record date, we had 194,668,748 shares of common stock issued and outstanding and entitled to vote on the matters described herein (the “Voting Shares”).  Each Voting Share entitles the holder thereof to one vote.  The presence, in person or by proxy, of the holders of a majority of the Voting Shares is necessary to constitute a quorum for the transaction of business at the Special Meeting.  If a quorum exists, action on the matter is approved if the votes cast in favor of the action exceed the votes cast opposing the action.  Unless otherwise marked or indicated on the proxy, the shares will be voted “FOR” the approval of the proposal discussed herein.

Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of election in conjunction with information received from our transfer agent.  The inspector of election will also determine whether or not a quorum is present.

Shares which abstain from voting as to the proposal and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to any proposal (“broker non-votes”), will be counted for purposes of determining whether the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal has been obtained, but will have the effect of reducing the number of affirmative votes required to achieve the majority vote on the proposal.

Revocability of Proxy

Any proxy given pursuant to this proxy solicitation may be revoked by the person giving it at any time prior to its use by delivering to us a written notice of revocation, a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

Interests of Certain Persons in Matters to be Acted Upon

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, through security holdings or otherwise, in the action described in this proxy statement which is not shared by all other shareholders.

Dissenters’ Right of Appraisal

There are no rights of appraisal or other similar rights of dissenters under the laws of the State of Nevada with respect to any of the matters proposed to be acted upon herein.

Change of Control/Controlled Company Status

On May 20, 2008 we issued to Mr. Richard N. Jeffs a total of 112,537,010 shares of our common stock in payment of loans made by Mr. Jeffs to our subsidiaries in the principal amount of $2,282,898.  Prior to this issuance, Mr. Jeffs owned 2,500 shares of our common stock.  As a result of this issuance, Mr. Jeffs currently owns approximately 57.8% of our outstanding common stock.  The loans provided to our subsidiaries by Mr. Jeffs were from his personal funds.  There is no arrangement or understanding by us with Mr. Jeffs with respect to election of directors or other matters.  However, as a result of this transaction we are now a “controlled company”.  A controlled company is a company of which more than 50% of the voting power is held by an individual, a group or another company.  Mr. Jeffs has indicated to us that he intends to vote for the proposal discussed in this proxy statement and, based on this information, we anticipate that the proposal discussed in this proxy statement will be approved.

Submission of Shareholder Proposals

We did not hold an annual meeting of shareholders for the fiscal year ended December 31, 2007 and, as such, the deadline for submitting shareholder proposals for inclusion in our proxy statement for our next annual meeting will be a reasonable time before we begin printing and distributing our proxy materials.

All shareholder proposals should be submitted to the attention of our Secretary at the address of our principal executive offices.  We urge you to submit any such proposal by a means which will permit proof of the date of delivery, such as certified mail, return receipt requested.

Expenses of this Proxy Statement

We will pay all expenses associated with the distribution of this proxy statement, including, without limitation, all expenses associated with printing and mailing.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in connection with sending this proxy statement to the beneficial owners of shares of our common stock.

We will only deliver one proxy statement to multiple shareholders sharing one address unless we have received prior instructions to the contrary from one or more of such shareholders.  Upon written or verbal request, we will promptly deliver a separate copy of this proxy statement and any future annual reports and proxy statements to any shareholder at a shared address to which a single copy of this proxy statement was delivered, or deliver a single copy of this proxy statement and any future annual reports and proxy statements to any shareholder or holders sharing an address to which multiple copies are now delivered.  Any such requests in writing should be directed to our principal executive offices at the following address:

MAKEUP.COM LIMITED
3416 Via Lido, Suite F
Newport Beach, California 92663
Telephone (866) 347-5057

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of [ • ] [ • ], 2008.  The information in this table provides ownership information for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock ;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC” or “Commission”) and includes voting or investment power with respect to our securities.  A person (or group of persons) is deemed to be the “beneficial owner” of our securities if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of, or to dispose or direct the disposition of such securities.  Accordingly, more than one person may be deemed to be the beneficial owner of the same security.  Unless otherwise indicated, the persons named in the table below have sole voting and/or investment power with respect to the number of shares of common stock indicated as beneficially owned by them.  A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days, such as options or warrants to purchase shares of our common stock.  Common stock beneficially owned and percentage ownership are based on 194,668,748 shares outstanding as of [ • ] [ • ], 2008.  Unless otherwise indicated, the address of each person listed is in care of Makeup.com Limited, 3416 Via Lido, Suite F, Newport Beach, California 92663.

Name and Address of	Amount and Nature of	Percent
Beneficial Owner	Beneficial Owner	Of Class(1)
Robert E. Rook, Chief Executive Officer and director	1,319,155	*

Munjit Johal, Chief Financial Officer and director	880,000	*

Richard N. Jeffs(1)	112,539,510	57.8%

Undershot Overseas Limited(2)	17,220,056	8.8%

Pilenga Limited(2)	15,990,482	8.2%

Manhattan Assets Corp.(3)	13,343,250	6.9%

All officers and directors as a group (2 persons)	2,199,155	1.1%

*Less than 1%.
(1)
Mr. Jeffs address is 49 Pont Street, London, United Kingdom SW1X0BD.  Mr. Jeffs expressly disclaims any ownership of 3,346,275 shares of our common stock owned by his spouse, Susan Jeffs.  Those shares have not been included in the number of shares set forth in the table above.

(2)	The address for Undershot Overseas Limited and Pilenga Limited is P. O. Box 3444, Tortola, British Virgin Islands.
(3)	The address for Manhattan Assets Corp. is 132 Via Havre, Newport Beach, California 92663.

Proposal 1 – To Authorize an Amendment to Our Articles of Incorporation to Effect a Reverse Split of Our Common Stock

We are asking our shareholders to authorize our board of directors to amend our Articles of Incorporation to effect a “reverse split” of our issued and outstanding common stock (the “Reverse Split”).  It is the intention of the board of directors to effect the Reverse Split as soon as possible after obtaining shareholder approval.  By approving this proposal, the board of directors will be empowered to reverse split our common stock by combining 20 shares into one share.

The following table reflects the number of shares of common stock that would be outstanding as a result of the proposed Reverse Split and the approximate percentage reduction in the number of outstanding shares based on 194,668,748 shares of common stock outstanding as of the record date.

Proposed Reverse Split Ratio	Percentage Reduction	Approximate Shares of Common Stock to be Outstanding After the Reverse Split
20 shares for one share	95%	9,733,437

Reasons for the Reverse Split

We currently have 200,000,000 shares of common stock authorized.  Until May 20, 2008, we had 44,831,250 shares of common stock outstanding.  On May 20, 2008, we were required to issue an additional 149,837,498 shares of common stock in payment of certain loans totaling $3,034,122 in principal amount and $202,368 in accrued interest.  Under the terms of the loan agreements we signed, the lenders were entitled to demand payment of the loans with our common stock at a conversion price which was the lesser of (1) $0.50 per share or (2) a 20% discount to the closing market price of our common stock on the day that the demand for payment was received from the lenders.  On the date that we received the demand, the closing price of our common stock was $0.027 per share.  Therefore, we now have only 5,331,252 shares of common stock currently authorized but unissued.  Our board of directors has determined that the Reverse Split is in the best interests of our company and its shareholders for the following reasons.

First, it is important that we have the ability to sell our common stock to raise working capital, or to issue our common stock in the event we want to make an acquisition.  In either event, we would likely need substantially more than 5,331,252 shares.

Our board of directors also believes that the number of outstanding shares of our common stock will result in a lack of investor interest in our company and will make it difficult to attract new investors.  Our board of directors has proposed the Reverse Split as one method to attract business opportunities to our company.

Decreasing the number of shares of common stock outstanding will also result in a proportionate adjustment to the price of our common stock, which may increase it, although we cannot assure you that the market price for our common stock immediately following the Reverse Split will exceed the current market price or that the price will be maintained for any period of time.

Finally, we have a number of shareholders holding less than 20 shares of common stock.  Management believes that these shareholders may be deterred from selling their shares because of disproportionately high brokerage costs.  The Reverse Split will give shareholders who own fewer than 20 shares the opportunity to receive cash for their shares without having to pay brokerage commissions.  The cash payment will be equal to the average of the high and low trading prices of our common stock over the five trading days immediately prior to the effective date of the Amendment described below.  Any shareholder who owns fewer than 20 shares will receive a cash payment and will be eliminated.  As of the record date, we had approximately [●] shareholders.  As a result of the Reverse Split, we would eliminate approximately [●] shareholders.

Based on the foregoing, our board of directors determined that a reverse split of one share of common stock in exchange for 20 shares of common stock would be in the best interests of our company and it's shareholders. The criteria for determining the split ratio included all the reasons discussed above.

Effectiveness of the Reverse Stock Split and Mechanism for Share Exchange

If approved by the shareholders, the Reverse Split will become effective with the filing of an amendment (the “Amendment”) to our Articles of Incorporation with the Nevada Secretary of State.  A copy of the Amendment is attached to this proxy statement as Annex 1.

If the Reverse Split is approved, then each share of common stock outstanding will immediately and automatically be changed, as of the effective date of the Amendment, into one-twentieth of a share of common stock.  In addition, proportional adjustments will be made to the number of shares issuable upon exercise or conversion of, and the exercise price or conversion formula, of our outstanding options, warrants and convertible securities.

If the Reverse Split is approved, the number of issued and outstanding shares of our common stock would be reduced in accordance with the exchange ratio for the reverse stock split.  The par value of our common stock would remain unchanged at $0.001 per share and the number of authorized shares of common stock would remain unchanged.  Giving effect to the Reverse Split, the table below illustrates, as of the record date, the number of shares of common stock that will be issued and outstanding, the number of shares of common stock that will be authorized and reserved for issuance and the number of shares of common stock that will be authorized but unreserved.

Number of Shares Outstanding	Number of Shares Authorized and Reserved for Issuance	Number of Shares Authorized but Unreserved for Issuance
9,733,437	0	190,266,563

We have no plans, proposals or arrangements to issue the additional shares that will be unreserved and available for issuance as a result of the Reverse Split.  However, as of the record date we currently still have [●] lenders holding a total of $[●] in principal amount of loans that may be converted, at the discretion of the lender, to common stock.  At a price of $0.0[●] per share, which was the price of a share of our common stock on the record date, we would be required to issue [●] shares of common stock if all of these lenders demand shares of our common stock, instead of cash, for the payment of the loan principal and accrued interest.

The table below illustrates, as of the record date, the number of shares of common stock that are issued and outstanding, the number of shares of common stock that are authorized and reserved for issuance and the number of shares of common stock that are authorized but unreserved.

Number of Shares Outstanding	Number of Shares Authorized and Reserved for Issuance	Number of Shares Authorized but Unreserved for Issuance
194,668,748	0	5,331,252

No fractional shares of common stock will be issued in connection with the Reverse Split.  Instead, fractional shares will be rounded up to the next whole share.

Effect of Reverse Split and Potential Anti-Takeover Effect

Management does not anticipate that our financial condition, the percentage ownership of management, the number of our shareholders, or any aspect of our business will materially change as a result of the Reverse Split.  Because the Reverse Split will apply to all issued and outstanding shares of common stock and outstanding rights to purchase common stock or to convert other securities into common stock, the proposed Reverse Split will not alter the relative rights and preferences of existing shareholders. However, as noted above, the number of authorized shares of common stock will remain unchanged following the Reverse Split, but the number of shares of common stock outstanding will be decreased. As a result, we could potentially issue (using the number of shares of common stock outstanding and the number of shares authorized and reserved for issuance as of the record date) a total of approximately 190,266,563 additional shares of common stock, as opposed to a total of approximately 5,331,252 additional shares of common stock that would have been available to issue had the Reverse Split not occurred.  Therefore, holders of our common stock could experience substantially greater dilution of their shareholdings if, in the future, we issue all of its authorized but unissued shares of common stock.

The effective increase in our authorized shares could also potentially be used by management to make it more difficult or to discourage a merger, tender offer or proxy contest or the removal of incumbent management.  Management could use the additional shares to resist or frustrate a third-party transaction favored by a majority of the independent shareholders, even if it would provide an above market premium, by issuing additional shares to frustrate the takeover effort. However, this proposal is not the result of management’s knowledge of an effort to accumulate our securities or to obtain control of our company by means of a merger, tender offer, solicitation or otherwise.

Neither our Articles of Incorporation nor our by-laws presently contain any provisions having anti-takeover effects and this proposal is not a plan by management to adopt a series of amendments to our Articles of Incorporation or by-laws to institute anti-takeover provisions.  We do not presently have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

There are no rules or practices on any stock exchange that permit such exchange to reserve the right to refuse to list or to de-list any stock which completes a reverse stock split.

Advantages and Disadvantages of the Reverse Split

The advantage of the Reverse Split will be to permit us to pursue financing from investors and issue shares of common stock in exchange for the financing.  This is the main purpose for the Reverse Split.  If the Reverse Stock Split is not completed, we will not be able to issue additional shares sufficient to complete a financing.

The main disadvantage to the Reverse Split is that it may have an anti-takeover effect and discourage any potential takeover attempts, even if they are favored by the shareholders.

Exchange of Stock Certificates

Provided that the Reverse Split is approved by the shareholders, the board of directors will notify each holder of record with instructions for the surrender and exchange of certificates.

Based on the foregoing discussion, the board of directors requests that shareholders approve the following resolution in connection with the proposed Reverse Split:

RESOLVED, that the shareholders hereby authorize the board of directors to file the Amendment to the Company’s Articles of Incorporation to effect a combination of the Company’s issued and outstanding common stock using the ratio 1:20 (the “Reverse Split”), provided however, that at any time before the effective date of the Amendment, the board of directors may, by resolution, abandon the Amendment without further action by the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” AUTHORIZING THE BOARD OF DIRECTORS TO EFFECT THE REVERSE SPLIT.

ANNEX 1

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MAKEUP.COM LIMITED

The undersigned, being the Chief Executive Officer of MAKEUP.COM LIMITED, a corporation existing under the laws of the State of Nevada, does hereby certify under the seal of the said corporation as follows:

1.           Article Fourth of the Articles of Incorporation of the Corporation is hereby amended to add the following paragraph:

Simultaneously with the effective date of this amendment (the “Effective Date”) each share of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) shall automatically and without an action on the part of the holder thereof be reclassified as and changed into one-twentieth (1/20) of a share of the Corporation’s Common Stock, par value equal to the par value of the Old Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below.  Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”, whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.  From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.  Fractional share interests will be rounded up to a whole share.  If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered.  If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable.  From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

2.           The amendment of the Articles of Incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and a majority of the Corporation’s stockholders in accordance with the provisions of Sections 78.2055 and 78.390 of the Revised Statutes of the State of Nevada.

3.           The effective date of this filing is                                                                                     , 2008.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this of Amendment of the Corporation's Articles of Incorporation, as amended, to be signed by Robert E. Rook, its Chief Executive Officer, this * day of *, 2008.

MAKEUP.COM LIMITED

By:
Robert E. Rook, Chief Executive Officer

PROXY

MAKEUP.COM LIMITED

This proxy is solicited on behalf of the Board of Directors
for the Special Meeting on [ • ] [ • ], 2008

This proxy will be voted as specified by the shareholder.  If no specification is made, all shares will be voted “FOR” the approval of the proposal set forth in the proxy statement.

The shareholder(s) represented herein appoint(s) Robert E. Rook and Munjit Johal as proxy with the power of substitution to vote all shares of common stock entitled to be voted by said shareholder(s) at the Special Meeting of the shareholders of Makeup.com Limited to be held on [ • ], the [ • ]th day of [ • ], 2008, at 10:00 a.m. Pacific Standard Time, at the offices of Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024,and in any adjournment or postponement thereof as specified in this proxy.

PROPOSAL 1 – TO AUTHORIZE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE SPLIT OF OUR COMMON STOCK

FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE MARK, DATE AND SIGN YOUR PROXY CARD AND MAIL IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE.

No business shall be transacted at the Special Meeting other than as set forth in the notice.

Signature________________________________________Date__________________

Signature______________________________________ Date___________________

NOTE:  Please mark, date and sign this proxy card and return it in the accompanying postage paid envelope.  Please sign as your name appears hereon.  If shares are registered in more than one name, all owners should sign.  If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority.  Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.